Exhibit 10.21

DEVELOPMENT AND LICENSE AGREEMENT

between

PROTEIN DESIGN LABS, INC.

and

PROGENICS PHARMACEUTICALS, INC.

This Agreement (“Agreement”), effective as of April 30, 1999 (“Effective Date”), is made by and between PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 34801 Campus Drive, Fremont, CA 94555 (hereinafter “PDL”), and PROGENICS PHARMACEUTICALS, INC., a Delaware corporation having offices at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (hereinafter “PROGENICS”).

RECITALS

A. PROGENICS has developed a murine monoclonal antibody directed against the CCR5 antigen and designated by PROGENICS as “PRO 140”;

B. PROGENICS wishes to engage PDL to use commercially reasonable efforts to use its technology regarding antibody humanization and, if elected by PROGENICS, an antibody with a modified Fc region prepared by PDL in order to develop a humanized form of the foregoing murine monoclonal antibody with a modified Fc region prepared by PDL; and

C. PDL is willing to undertake such development effort and to license to PROGENICS rights to such humanized antibody under the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. Except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.01 “Affiliate” means, with respect to a party hereto, any corporate or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party, where “control” means the ownership of not less than 50% of the voting shares of a corporation, or 50% of the decision-making authority as to such other unincorporated entity.

1.02 “Bulk Product” means Licensed Product supplied in a form other than Finished Product which can be converted into Finished Product.

1.03 “Cell Line” means a cell line producing the Murine Antibody delivered by PROGENICS pursuant to Section 2.01(a).

“Sp2/0 Cell Line” means an Sp2/0 transfected cell line for production of the Humanized Antibody.

1.04 “Combination Product(s)” means any product containing both an agent or ingredient which constitutes a Licensed Product and one or more other active agents or ingredients which do not constitute Licensed Products.

1.05 “Finished Product(s)” means any and all Licensed Products in a form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

1.06 “First Commercial Sale” means the last day of the calendar month containing the first sale of a Licensed Product to an independent third party following regulatory approval.

1.07 “Humanized Antibody(ies)” means the humanized form of the Murine Antibody developed by PDL under this Agreement.

1.08 “IND” means an Investigational New Drug Application filed with the U.S. Food and Drug Administration (including regulatory counterparts thereto in other countries, as the case may be, the “FDA”) or equivalent filings in countries other than the U.S.

1.09 “Licensed Product(s)” means products, for any use, incorporating substantially all of the Humanized Antibody or any modification, variant or fragment of the Humanized Antibody containing at least one variable region of the Humanized Antibody.

1.10 “Murine Antibody(ies)” means, subject to Section 2.01(b), the murine monoclonal antibody designated as “PRO 140” directed against the Target Antigen and selected by PROGENICS for humanization by PDL under this Agreement.

1.11 “Net Sales” means the aggregate gross revenues, whether in cash or in kind, derived by or payable from or on account of the sale of Licensed Products to end user customers, less the following items: (a) trade, cash, prompt payment and quantity discounts actually allowed or given; (b) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (c) excise, value-added and sales taxes, duties, tariffs or other taxes imposed on and paid with respect to such sales (excluding income taxes of any kind) and (d) outer packing, freight, transportation and freight insurance costs actually incurred. If PROGENICS or any of its Affiliates or sublicensees receive non-cash consideration for the sale or transfer of Finished Products or Bulk Products, as the case may be, to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such sale or transfer as known to PROGENICS, or as reasonably estimated by PROGENICS if unknown, shall be included in the definition of Net Sales.

In the case of a Combination Product for which the agent or ingredient constituting a Licensed Product and each of the other active agents or ingredients not constituting Licensed Products have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the other active agents or ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combination Product in question.

In the case of Net Sales of Bulk Products, Net Sales shall be calculated by multiplying the units of Finished Product to which such Bulk Product is reasonably anticipated to be converted by the established market price of the Finished Product on the date of sale of the Bulk Product. By way of example and without limitation, units of Finished Product may be measured in grams or doses, as appropriate.

In calculating Net Sales of Combination Products or Bulk Products as set forth above, the deductions listed in clauses (a) through (d) of the first paragraph of this Section 1.11 shall also be applied.

1.12 “PDL Patent Rights” means rights in or to all patents, patent applications or improvements owned or controlled by PDL directly related to the humanization of monoclonal antibodies and identified on Exhibit A, as well as any patent rights directly related to the humanization of antibodies directed against the Target Antigen resulting from or arising as a result of patent applications filed prior to or during the term of this Agreement by PDL in the U.S. or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, reexamination, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, including any supplementary protection certificates.

1.13 “PDL Modified Fc Patent Rights” means rights in or to all patents, patent applications or improvements owned or controlled by PDL directly related to PDL’s proprietary human modified Fc region (“modified Fc region”) and identified in Section 1 of Exhibit C, resulting from or arising as a result of patent applications filed prior to or during the term of this Agreement by PDL in the U.S. or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, reexamination, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, including any supplementary protection certificates.

1.14 “PDL Technical Information” means any and all inventions, discoveries, know-how, trade secrets, information, experience, technical data, formulas, procedures, results or materials (including any biological materials and samples) which are rightfully held by PDL at any time during the term of this Agreement and which technical information is required or reasonably necessary for the registration, development, manufacture, use or sale of the Humanized Antibody or any modification, variant or fragment thereof; provided that in no event shall PDL Technical Information include general information related to the manufacture (e.g., cell culture, fermentation, formulation) or purification of monoclonal antibodies except as may be agreed upon in a separate written agreement between the parties.

1.15 “PROGENICS Technical Information” means any and all inventions, discoveries, know-how, trade secrets, information, experience, technical data, formulas, procedures, results or materials (including any biological materials and samples) which are rightfully held by PROGENICS at any time during the term of this Agreement and which technical information is required or reasonably necessary for PDL to carry out the activities contemplated by this Agreement.

1.16 “Target Antigen” means the CCR5 antigen or such other antigen as may be designated in accordance with
Section 2.01(b).

1.17 “Third Party Modified Fc Patent Rights” means the sublicenses available from third parties for a Licensed Product containing a modified Fc region prepared by PDL as identified in Section 2 of Exhibit C.

1.18 “Valid Claim” means any claim in any issued patent included in the PDL Patent Rights which has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review.

2. HUMANIZATION PROGRAM; OTHER MATTERS

2.01 Delivery of Murine Antibody; Substitution Right.

(a) Promptly after execution of this Agreement, PROGENICS shall provide to PDL a minimum of three (3) vials of the Cell Line containing approximately one (1) milliliter each of frozen cell culture at a concentration ranging from 1 x 106 to 5 x 106 cells per milliliter, together with any PROGENICS Technical Information which would be useful in assisting PDL to accomplish the objectives of this Agreement.

(b) Through August 12, 1999 (i.e., until midnight California time on that date), PROGENICS shall have a one-time right, upon written notice to PDL, to terminate the Program as it relates to the Murine Antibody. PROGENICS may, at the time of such termination or at any other time through November 30, 1999 (i.e., until midnight California time on that date), substitute a murine antibody (“Substitute Murine Antibody”) against a new Target Antigen (“Substitute Target Antigen”) either under development by PROGENICS or with respect to which PROGENICS has commercial rights or has entered into negotiations to obtain commercial rights and acquires such commercial rights no later than the first anniversary of the Effective Date as the Licensed Product under the Agreement. PDL may only deny a request for a substitution from PROGENICS hereunder if PDL has outstanding offers to or reserved licenses for third parties or has ongoing development efforts for a product directed against such Substitute Target Antigen. PDL shall confirm within five (5) business days from receipt of the written notification of substitution from PROGENICS that the proposed substitution is acceptable. If PDL denies the proposed substitution, then PROGENICS shall have a right to request an alternative Substitute Murine Antibody and Substitute Target Antigen either under development by PROGENICS or with respect to which PROGENICS has entered into negotiations to obtain commercial rights and acquires such commercial rights no later than the first anniversary of the Effective Date. Effective upon the confirmation from PDL that the Substitute Target Antigen and Substitute Murine Antibody may be substituted under this Section 2.01(b), the Agreement shall be deemed amended to reflect the Substitute Murine Antibody and Substitute Target Antigen as the Murine Antibody and Target Antigen, respectively, hereunder. In addition, the parties agree that (a) as promptly as practicable but in any event not later than sixty (60) days following the notification, each party shall return any proprietary information and materials of the other party in its possession related to the initial Murine Antibody and initial Humanized Antibody, as the case may be; (b) all Milestones and other obligations under Section 5.01 shall be payable again with respect to the Substitute Murine Antibody except to the extent a credit for previously paid Milestones is provided for in Section 5.01; (c) a Humanized Antibody directed against the CCR5 antigen shall no longer be licensed under the PDL Patent Rights or PDL Technical Information; and (d) as promptly as practicable after the notification PROGENICS shall deliver to PDL a new Cell Line with respect to the Substitute Murine Antibody and PDL shall undertake the Program (as defined in Section 2.02) with respect to such Substitute Murine Antibody. Notwithstanding the foregoing, Sections 3.06, 3.07(b), 6.01 and 6.02 shall not apply to any Substitute Target Antigen selected hereunder; provided that PDL agrees to conduct good faith negotiations on the terms of a royalty buydown with respect to a Licensed Product directed against such Substitute Target Antigen for a period of ninety (90) days following written notification from PROGENICS that it desires to negotiate a royalty buydown.

2.02 Humanization Program. Upon receipt of the Cell Line, subject to Section 2.06, PDL shall promptly commence and diligently use commercially reasonable efforts to apply its humanization technology to the Murine Antibody selected by PROGENICS with the objective of producing a Humanized Antibody and a cell line that expresses the Humanized Antibody (hereinafter, the “Program”) having the properties described below. The Program will be conducted as follows:

(a) Phase IA—Humanized Antibody Development; Minimum Binding Affinity. PDL will carry out the necessary efforts to produce a Humanized Antibody not having the same donor residues in one or more of positions 6, 23 or 24 according to the Kabat numbering system, and having a binding affinity constant not less than one-third (1/3) that of the Murine Antibody (hereinafter the “Minimum Binding Affinity”) and will provide PROGENICS with the sequence of the Humanized Antibody as well as supply a sufficient quantity of that Humanized Antibody for evaluation to allow PROGENICS to confirm that the Humanized Antibody meets the Minimum Binding Affinity. PDL shall deliver a written confirmation that it believes that the

Humanized Antibody possesses the Minimum Binding Affinity together with the evaluation materials. PROGENICS shall promptly conduct such evaluation using, if technically possible, the method of competitive binding set forth in Queen, et al., Proceedings of the National Academy of Sciences, USA, 86, 1030 (1989). If it is not technically possible to use the method set forth in Queen, et al., the parties shall consult in good faith to agree upon a mutually acceptable alternative method. The results of such tests shall be promptly communicated to PDL and all written results will be provided to PDL as soon as practicable.

(b) Phase IB—Humanized Antibody; Verification; Minimum Anti-HIV Activity. Promptly following delivery of the Humanized Antibody pursuant to Section 2.02(a), PROGENICS shall also evaluate the Humanized Antibody to determine whether such antibody also possesses anti-HIV activity not less than one-third (1/3) that of the Murine Antibody (“Minimum Anti-HIV Activity”) as measured according to an HIV-1 infectivity assay that measures the extent of HIV-l replication specified in Trkola et. al., Journal of Virology, 72:396, 1998.

In the event that the supplied Humanized Antibody does not meet both the Minimum Binding Affinity and the Minimum Anti-HIV Activity or is, in PROGENICS’ sole discretion, not sufficiently close thereto to proceed with development, PROGENICS shall promptly inform PDL accordingly in writing. PDL shall then use commercially reasonable efforts to produce another Humanized Antibody in an effort to achieve the Minimum Binding Affinity and the Minimum Anti-HIV Activity. PROGENICS acknowledges and agrees that achievement of the Minimum Biological Activity may require use of another IgG isotype, which isotype shall be reasonably acceptable to PROGENICS. In any event, the quantity of Humanized Antibody required by PROGENICS for evaluation under Phase IA and IB shall not exceed approximately 5 mg in the aggregate.

In the event that the second Humanized Antibody does not meet the Minimum Binding Activity and the Minimum Anti-HIV Activity or is, in PROGENICS’ sole discretion, not sufficiently close thereto to enable PROGENICS to proceed with development, then the parties shall consult in good faith in order to determine how to proceed with further development.

In the event that PROGENICS determines that one of the Humanized Antibodies provided by PDL meets the Minimum Binding Affinity and the Minimum Anti-HIV Activity, or is sufficiently close thereto to enable PROGENICS to proceed with the Humanized Antibody under Phase II of the Program, it shall promptly notify PDL in writing (the “Phase I Completion Notice”). At the completion of Phase I, if requested by PROGENICS, PDL will deliver a sample of (i) a non-optimized cell line and (ii) a DNA vector (“DNA Vector”) producing the Humanized Antibody to allow PROGENICS to conduct research while PDL proceeds with Phase II of the Program.

(c) Phase II—Production Yields. Following the completion of Phase I and delivery by PROGENICS of the Phase I Completion Notice, PDL shall use commercially reasonable efforts to develop and transfer to PROGENICS an Sp2/0 Cell Line which yields at least 15 micrograms of Humanized Antibody/106 cells/24 hours (the “Minimum Yield”) measured by plating 106 cells/ml of media in a 24 well plate and measuring the amount of Humanized Antibody 24 hours after plating. PDL will provide written notification that the Cell Line possesses the Minimum Yield at the time that it transfers to PROGENICS the sterile (but free of chemical sterilizers) and mycoplasma-free Sp2/0 Cell Line, as well as the media to be used by PROGENICS in order to confirm the Minimum Yield measured in the same manner as described in Section 2.02(a) above.

2.03 Program Risks. PROGENICS acknowledges that there is no guarantee that PDL will achieve the objectives of the Program and other requirements specified herein and that failure to achieve any of the objectives of the Program shall not constitute a breach of this Agreement, provided that PDL has used commercially reasonable efforts to achieve such objectives and has otherwise complied with the terms of this Agreement.

2.04 Updates. PDL shall consult with PROGENICS on the Program approach to be undertaken by PDL and shall provide PROGENICS with monthly updates on the progress of the Program. PDL shall provide PROGENICS additional information reasonably requested with respect to the progress and status of the Program.

2.05 Information. PDL shall keep written records of its development efforts under the Program for such period as may be specified by PDL’s internal record retention policies with respect to such information. PDL shall specify in writing the applicable retention periods for the relevant records following completion of the Program. PDL shall cooperate and in good faith provide copies of or access to any information or records related to the work conducted under the Program that may be required or reasonably necessary by PROGENICS for patent prosecution and maintenance or regulatory submissions with respect to Licensed Products; provided that no rights to the financial records or information of PDL are granted under this Section 2.05.

2.06 Modified Fc Region. PROGENICS has requested that the Licensed Product contain a modified Fc region prepared by PDL. PROGENICS acknowledges and agrees that if the Licensed Product contains a modified Fc region prepared by PDL, then the PDL Modified Fc Patent Rights and certain Third Party Modified Fc Patent Rights as identified on Exhibit C shall be required under this Agreement and that the additional royalties set forth in Section 2 of Exhibit C, if applicable, shall be in addition to royalties payable to PDL under Section 5.03(a).

3. OWNERSHIP AND PATENT RIGHTS

3.01 License Grant. Subject to the terms and conditions of this Agreement, PDL hereby grants, and PROGENICS hereby accepts, the following licenses:

(a) an exclusive, worldwide license, including the right to grant sublicenses, to develop, make, have made, import, use, sell, offer to sell or have sold Licensed Products and related cell lines, including the Sp2/0 Cell Line;

(b) an exclusive, worldwide, license, including the right to grant sublicenses, under any claims in the PDL Patent Rights that relate specifically to the Humanized Antibody or any modification, variant or fragment of the Humanized Antibody containing at least the hypervariable region of the Murine Antibody thereof (but not to those claims which may relate to any other antibodies or to any modifications, variants or fragments thereof or to any humanization technology applicable to any antibodies other than the Humanized Antibody) to develop, make, have made, import, use, sell, offer to sell or have sold Licensed Products;

(c) a nonexclusive, worldwide license, including the right to grant sublicenses, to PDL Technical Information and those claims in PDL patents and patent applications not licensed under Sections 3.01(b) and 3.01(e) solely to the extent required or reasonably necessary to enable PROGENICS to develop, make, have made, import, use, sell, offer to sell or have sold Licensed Products, provided, however that the disclosure of PDL Technical Information shall remain subject to the confidentiality obligations set forth in this Agreement;

(d) to the extent PDL is legally permitted and if requested by PROGENICS, a nonexclusive, worldwide sublicense under the third party patents licensed to PDL and identified on Exhibit B solely to the extent necessary to enable PROGENICS to develop, make, have made, import, use, sell, offer to sell or have sold Licensed Products; and

(e) if, at the request of PROGENICS, the Licensed Product contains a modified Fc region prepared by PDL, (i) a nonexclusive, worldwide license, including the right to grant sublicenses, under the PDL Modified Fc Patent Rights and (ii) to the extent PDL is legally permitted, a nonexclusive, worldwide sublicense under the Third Party Modified Fc Patent Rights, such license rights under (i) and (ii) solely to the extent necessary to enable PROGENICS to develop, make, have made, import, use, sell, offer to sell or have sold Licensed Products containing a modified Fc region prepared by PDL.

In any event, PROGENICS may terminate its rights under Sections 3.01(d) or (e) (except to the extent expressly provided in Exhibit C) under any specific third party license (or all such licenses) upon written notice to PDL.

3.02 PROGENICS’ Ownership; Patent Prosecution.

(a) PROGENICS shall own any and all inventions, discoveries, concepts and ideas, whether patentable or not, developed by employees or collaborators of PROGENICS related to the Murine Antibody. Nothing contained herein shall grant or be deemed to grant any right or license, express or implied, by PROGENICS to PDL or any other person with respect to the Murine Antibody, PROGENICS Technical Information or any other rights (patent or other) of PROGENICS except to the extent required or reasonably necessary for (and then only for the purpose of) the discharge by PDL of its obligations to PROGENICS hereunder.

(b) The results of pharmacological, toxicology, clinical and other tests and evaluations relating to the Humanized Antibody shall be the property of PROGENICS. PROGENICS agrees to provide PDL with a summary of the results of any pharmacological, toxicology, clinical and other tests and evaluations relating to the Humanized Antibody conducted by or for PROGENICS for use by PDL in the prosecution or defense of PDL Patent Rights. Except as expressly provided herein, the disclosure of such information to PDL shall be subject to the confidentiality and non-use provisions of the confidentiality agreement described in Article 8 hereof.

(c) PROGENICS shall have the right to seek and obtain patent protection in relation to the subject matter of Section 3.02(a) and (b), as it deems appropriate at its own cost, without prejudice, however, to the right of involved PDL employees or collaborator(s), if any, to be named as inventor(s) or co-inventor(s) in accordance with applicable patent laws. PDL shall provide reasonably required assistance to PROGENICS, at the expense of PROGENICS, in the event that PROGENICS wishes to seek such patent protection.

(d) PROGENICS, in the name of and with the cooperation of PDL, shall assume the filing, prosecution and maintenance of any patent applications directly related to the Humanized Antibody under the patents and other rights licensed by PDL pursuant to Section 3.01(b), provided that the expenses of filing, prosecuting and mamtaining patents and patent applications hereunder shall be borne by PROGENICS. PROGENICS shall provide PDL with reports no less frequently than once per calendar year listing all patents and patent applications filed, prosecuted or maintained by PROGENICS pursuant to the provisions hereof, including identification of the patents and patent applications by number and country, together with a brief description of the status of the prosecution or patent. If PROGENICS determines not to file or not to continue to prosecute and maintain any patent application pursuant to the terms of this Section 3.02(d), for any particular invention or country, PROGENICS shall promptly, and in any event not less than ten (10) business days prior to the date in which a failure to file or respond would prejudice the rights of PDL hereunder, notify PDL in writing of such determination and PDL shall have the right, in its sole discretion, to file, prosecute and maintain such patent application at its sole expense and PROGENICS shall cooperate with PDL in support of such efforts.

3.03 PDL Ownership.

(a) Ownership of the PDL Patent Rights and PDL Technical Information developed or used by PDL in furtherance of the Program conducted under this Agreement, as well as the Humanized Antibody and cell lines, including the Sp2/0 Cell Line, that express the Humanized Antibody, shall remain the property of PDL. PDL shall own any and all inventions, discoveries, concepts and ideas, whether patentable or not, developed by employees or collaborators of PDL related to the Humanized Antibody, without prejudice, however, to the right of involved PROGENICS employees or collaborators, if any, to be named as inventors or co-inventors in accordance with applicable patent laws.

(b) Subject to Section 3.02(d), PDL shall have the right to seek and obtain patent protection in relation to the subject matter of this Section 3.03 as it deems appropriate at its own cost, without prejudice, however, to the right of involved PROGENICS employees or collaborator(s), if any, to be named as inventor(s) or co-inventor(s) in accordance with applicable patent laws. PROGENICS will provide reasonably required assistance to PDL, at the expense of PDL, in the event that PDL wishes to seek such patent protection.

3.04 Sublicenses.

(a) PROGENICS shall have the right to grant sublicenses of its rights under Section 3.01(a)-(d) and, if applicable, Section 3.01(e), with respect to Licensed Products, provided that PROGENICS shall remain obligated to pay all Milestones and royalties due to PDL with respect to the sale of Licensed Products by its assignee or sublicensee. In addition, the grant of any sublicenses under Section 3.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement and PROGENICS shall remain fully responsible to PDL for the performance by PROGENICS’ sublicensees of any and all such terms applicable thereto. Promptly following execution of any sublicense hereunder, PROGENICS shall provide to PDL a copy of the sublicense agreement.

(b) In the event that this Agreement is terminated by PDL for breach by PROGENICS under Section 9.02(b), PDL agrees to enter into a license agreement with any sublicensee of PROGENICS under this Agreement effective as of the date of termination on substantially the same terms and conditions as this Agreement (but in any event on terms no less favorable in any material respect to such sublicensee than those terms pertaining prior to any such termination); provided that such sublicensee did not cause the breach by PROGENICS resulting in termination or is not itself in breach.

3.05 Third Party Rights.

(a) Existing Third Party Licenses Available for Sublicense. If PROGENICS retains a sublicense under the third party licenses identified in Exhibit B or Section 2 of Exhibit C, such sublicenses shall not include any additional payments by or royalties from PROGENICS to PDL for the rights to such sublicenses (other than as may be payable to such third parties by PROGENICS through PDL as set forth in such agreements). PROGENICS understands and agrees that the licenses granted to it under this Agreement include sublicenses by PDL under agreements between PDL and certain third parties as set forth in Exhibit B and, if applicable, Exhibit C. PROGENICS understands and agrees that such sublicenses may in some respects be more restrictive than the terms and conditions of this Agreement, acknowledges that it has received copies of such agreements and agrees to abide by all terms and conditions of such agreements applicable to sublicensees. During the period PROGENICS elects to retain its rights under Section 3.01 with respect to the agreements set forth in Exhibit B and, if applicable, Exhibit C, PDL agrees to notify PROGENICS if any sublicensed agreement set forth in Exhibit B and, if applicable, Exhibit C, is either (a) amended in a manner that materially affects the rights of PROGENICS hereunder or (b) terminated. In the event of a material amendment, PDL shall provide PROGENICS with a copy of such amended agreement or a summary of the amended terms promptly following the effective date of such amendment. PDL agrees not to enter into any amendment of such agreements which would materially limit or restrict the rights of PROGENICS with respect to Licensed Products under the agreement sublicensed, without either (i) procuring for PROGENICS the right to enter into a sublicense directly with such licensor on terms and conditions substantially similar to those under the applicable sublicense hereunder (but in any event on terms no less favorable in any material respect than those terms pertaining prior to such amendment), or (ii) obtaining the prior written consent of PROGENICS, which consent shall not be unreasonably withheld or delayed.

(b) Additional Third Party Licenses. PDL shall in good faith use commercially reasonable efforts to provide to PROGENICS on or about each anniversary of the Effective Date a list of third party licenses with respect to which PDL has the right to grant sublicenses that PDL believes may include claims that but for a license under such agreement would be infringed by the making, using, importing, selling or offering for sale Licensed Products as a result of the humanization efforts of PDL hereunder and, if elected, the modified Fc region prepared by PDL. Upon request from PROGENICS, PDL shall provide a copy of the third party license agreement with respect to which PROGENICS may desire a sublicense. If PROGENICS desires a sublicense under such third party agreement, PDL and PROGENICS shall enter into an amendment to Exhibit B or Exhibit C, as the case may be, to include therein such third party rights, provided that as a condition to such amendment, PROGENICS shall pay to PDL any fees and payments that may be required in order for PDL to grant such sublicense (including reimbursement to PDL of a reasonable share of any of the fees or payments previously made by PDL for its license).

3.06 Most Favored Licensee. If, after the Effective Date, PDL enters into an agreement (“Third Party License”) granting a license under the PDL Patent Rights to a third party, other than a PDL Affiliate, to make, have made, import, use or sell an antibody binding to the Target Antigen that includes a net royalty to PDL less than that provided in Section 5.03(a) for net sales of a licensed products directed against the Target Antigen, PDL shall promptly notify PROGENICS in such event and provide PROGENICS with a copy of the Third Party License which copy shall include in reasonable detail the royalty terms of the Third Party License and any other obligations that may have been agreed upon by the third party in consideration for the lower royalty (e.g., a royalty buy down payment). PROGENICS shall have the right for thirty (30) days after receipt of a copy of the Third Party License from PDL to enter into an amendment to this Agreement to reduce the royalties under the same terms and conditions as those set forth under the Third Party License. The parties agree to execute such documents as may be reasonably necessary to carry out the purpose of this Section 3.06.

3.07 Diligence Obligations; Non-Humanization.

(a) For so long as PROGENICS is using commercially reasonable effort to develop and obtain regulatory approvals for Licensed Products, PDL shall not directly or indirectly, alone or with others, develop any product that is an antibody or contains a variable region of an antibody directed against the Target Antigen; provided, however, that the foregoing limitation shall not prohibit PDL from humanizing an antibody or any modification, variant or fragment of an antibody for and granting a license under the PDL Patents and PDL Technical Information to a third party (to the extent such grant does not conflict with Section 3.01) if PROGENICS has received notification from PDL under Section 6.01(a) and PROGENICS has elected not to exercise its right to enter into an amendment to this Agreement to obtain an exclusive license as provided under Section 6.01. The term “commercially reasonable efforts” as used in this Section 3.07(a) shall mean that PROGENICS or its Affiliate or sublicensee hereunder has: (a) either initiated a Phase I clinical trial or paid Milestones 5 and 6 within three (3) years after delivery of the Sp2/0 Cell Line hereunder; (b) either initiated a Phase II clinical trial or paid Milestone 7 within six (6) years after delivery of the Sp2/0 Cell Line hereunder; and (c) either initiated a Phase III clinical trial or paid Milestone 8 within eight (8) years after delivery of the Sp2/0 Cell Line hereunder. PROGENICS shall provide PDL with regular, and in any event not less than annual, written summary reports of the development efforts on and progress of the Humanized Antibody and such further information as PDL may reasonably request in connection with any such written reports in order to establish satisfaction by PROGENICS of the condition to PDL’s obligation under this Section 3.07.

(b) In any event, PDL agrees that for a period of nine (9) months following delivery of the Sp2/0 Cell Line to PROGENICS pursuant to Section 2.02(c), PDL will not humanize for a third party any antibody, or part thereof, directed against the Target Antigen.

4. CERTAIN ADDITIONAL SUBLICENSE RIGHTS

4.01 Right to Obtain Option. Through June 14, 1999 (i.e., until midnight California time on that date), PROGENICS shall have the right, upon written request and subject to the concurrent payment to PDL of One Hundred Sixty-Six Thousand, Six Hundred and Sixty-Six Dollars and Sixty-Six Cents (U.S.$166,666.66) (representing one sixth (1/6) of the initial fee of One Million Dollars (U.S.$1,000,000) paid by PDL under the Master Agreement (as defined below)) (“Option Fee”), to cause PDL to (a) reserve one of its rights under that certain Patent Licensing Master Agreement (the “Master Agreement”) dated September 25, 1998 by and between PDL and Genentech, Inc. (“GNE”) to later take a license under the GNE Licensed Patents (as defined in the Master Agreement) with respect to the Licensed Product and (b) sublicense such right to PROGENICS (the “Option”). The Option shall be subject to all terms and conditions of the Master Agreement and shall expire upon expiration of PDL’s corresponding rights under the Master Agreement. PDL shall provide commercially reasonable assistance to PROGENICS in its review of the GNE patents available for license under the Master Agreement in order for PROGENICS to determine whether to exercise the Option.

4.02 Exercise of Option; Payment of License Exercise Fee. Upon exercise of the Option and to the extent permitted under the terms of the Master Agreement, PROGENICS shall receive a sublicense from PDL under the terms of the Master Agreement upon written notice to PDL delivered with the PDL License Exercise Fee set forth in Section 6.2 of the Master Agreement of (i) Five Hundred Thousand Dollars ($500,000) for a license under the Chimera Patents (as defined by the Master Agreement); and/or (ii) Five Hundred Thousand Dollars ($500,000) for a license under the Coexpression Patents (as defined by the Master Agreement), each as may be adjusted according to the terms of the Master Agreement. Within fifteen (15) days after exercise by PROGENICS of the Option pursuant to this Section 4.02, PDL shall notify GNE that it is exercising its right under the Master Agreement to obtain a license with respect to the Licensed Product. Upon receipt of such license; PDL shall promptly thereafter grant a sublicense to PROGENICS under the terms of such license agreement and this Agreement (including the amendment of Exhibit B to include such sublicense agreement).

4.03 Credit if GNE Declines Exercise of Rights. If GNE denies PDL the right to obtain a license with respect to the Licensed Product as provided under the terms of the Master Agreement, the Option Fee shall be fully creditable in two equal installments against annual maintenance fees payable by PROGENICS pursuant to Section 5.06 or, if no maintenance fees are payable in any given year, against earned royalties payable pursuant to Section 5.03(a) or Milestone payments payable pursuant to Section 5.01. The Option Fee is non-refundable and, except as expressly provided herein, non-creditable.

5. MILESTONE PAYMENTS; ROYALTIES. REPORTS

5.01 Milestones.

(a) In consideration for the efforts and licenses granted by PDL under Section 3.01, PROGENICS shall make payments upon the achievement of certain Milestones as set forth in this Section 5.01(a). Except as expressly set forth below (including as specified in the notes to the table), within thirty (30) days after the achievement of each of the following Milestones, PROGENICS shall make the specified non-refundable and non-creditable payment to PDL for the corresponding Milestone as follows:

Milestone(1)(2)	Milestone Payment Amount
1. Execution of this Agreement	U.S.$500,000(3)
2. PDL delivers to PROGENICS (a) a Humanized Antibody possessing the Minimum Binding Affinity and (b) the sequence to such Humanized Antibody as provided in Section 2.02(a).	U.S.$500,000 or U,S.$750,000(4)
3. PDL delivers the Sp2/0 Cell Line possessing the Minimum Yield to PROGENICS as provided in Section 2.02(c).	U.S.$500,000(5)
4. The earlier of (i) one (1) year after delivery of the Sp2/0 Cell Line as provided in Section 2.02(c), or (ii) initiation of preclinical testing of a Licensed Product.(6)	U.S.$400,000
5. Filing of an IND for a Licensed Product (or equivalent filings in countries other than the U.S.).	U.S.$300,000
6. Initiation of a Phase I clinical trial of a Licensed Product	U.S.$300,000

7. Initiation of a Phase II clinical trial of a Licensed Product	U.S.$1,000,000
8. Initiation of a Phase III clinical trial of a Licensed Product	U.S.$1,000,000
9. Submission of a BLA for a Licensed Product (or equivalent filings in countries other than the U.S. representing a Major Market (7)).	U.S.$500,000
10. FDA approval of a BLA for a Licensed Product (or equivalent approval in a country other than the U.S. representing a Major Market).	U.S.$500,000
TOTAL	U.S.$5,750,000

(1)	The term “initiation” means, with respect to a human clinical trial, the treatment of a patient with a Licensed Product pursuant to a clinical protocol of the specified clinical trial.
(2)	Except as expressly provided in Section 2.01(b), Milestone payments shall be payable only once, which shall be the first time a Milestone is achieved. If a Milestone is skipped or avoided by advancing development of the Licensed Product to a later development step, then the Milestone that would be expected to occur earlier shall be deemed to have been achieved at the same time the later Milestone is achieved, and the corresponding payments for the Milestones achieved shall be due. References to clinical trials are references to the most advanced clinical development stage of the Licensed Product as specified in the protocol filed with the FDA, regardless of therapeutic indication (e.g., a Phase I/II clinical trial shall be deemed to trigger Milestone 7).
(3)	PROGENICS shall make the Milestone 1 payment to PDL within ten (10) days after execution of this Agreement.
(4)

If PDL delivers to PROGENICS a Humanized Antibody possessing the Minimum Binding Affinity that does not contain a modified Fc region prepared by PDL, then the Milestone 2 payment shall be Five Hundred Thousand Dollars ($500,000). If PDL delivers to PROGENICS a Humanized Antibody possessing the Minimum Binding Affinity that contains a modified Fc region prepared by PDL, then the Milestone 2 payment shall be Seven Hundred Fifty Thousand Dollars ($750,000). A portion of the Milestone 2 payment of Seven Hundred Fifty Thousand Dollars ($750,000) may be subject to credit as provided in Section 5.01(c).

(5)	PROGENICS shall make the Milestone 3 payment to PDL within forty-five (45) days after delivery of the Cell Line.
(6)	The term “initiation of preclinical testing” means the initiation of the first tissue screening study involving the Licensed Product by or for PROGENICS.
(7)	The term “Major Market” means any of Japan, the United Kingdom, France, Italy or Germany.

(b) Through June 28,1999 (i.e., until midnight California time on that date), the Milestone 1 payment shall be fully creditable against payments to PDL for efforts to humanize the Substitute Murine Antibody should PROGENICS exercise its substitution right under Section 2.01(b). Commencing on June 29, 1999, the creditable amount of Milestone 1 payment shall decline, at the linear rate of one-forty-fifth (1/45th) per day, to zero on August 11, 1999.

(c) In the event that PROGENICS pays to PDL a Milestone 2 payment of Seven Hundred Fifty Thousand Dollars ($750,000) and subsequently triggers any of Milestones 7-10 with a Licensed Product that does not contain a modified Fc region prepared by PDL, then Two Hundred and Fifty Thousand Dollars ($250,000) of such Milestone 2 payment shall be credited toward the first Milestone payment after Milestone 6 that is triggered with a Licensed Product that does not contain a modified Fc region prepared by PDL.

5.02 Payments. Payment shall be made by wire transfer to the following account or such other account as may be specified by PDL to PROGENICS in writing at least two (2) business days in advance of the date of payment:

State Street Bank and Trust Co.

Boston, MA.

ABA # 0110 0002 8

ATTN: Merrill Group

Credit MLIF # 3214958

N/O Protein Design Labs, Inc.

5.03 Royalties to PDL.

(a) Royalties. Subject to Section 5.03(c) and, if applicable, Section 6.01, in further consideration of the rights and licenses granted by PDL under Section 3.01, PROGENICS shall pay to PDL a royalty of Four and One-Half Percent (4.5%) on the Net Sales of all Licensed Products sold by PROGENICS or its Affiliates or sublicensees.

(b) Term of Royalties. Royalties payable pursuant to Section 5.03(a) shall be payable with respect to the Net Sales of Licensed Products by PROGENICS, its Affiliates or sublicensees in each country until the later of

(i) ten (10) years from the date of First Commercial Sale of any Licensed Product in that country, or

(ii) the last date on which there is a Valid Claim or a pending claim under PDL Patent Rights (which pending claim would be a Valid Claim if the pending claim were treated as granted, provided that such pending claim shall not be pending for a period longer than ten (10) years from the Effective Date) that, but for the licenses granted to PROGENICS under this Agreement, would be infringed by the manufacture, use, importation or sale of that Licensed Product in such country or by the manufacture of that Licensed Product in the country of manufacture.

(c) Royalty Reductions. The royalty payable under Section 5.03(a) shall be subject to reduction under certain circumstances in certain countries as described in this Section 5.03(c); provided that no royalty reduction shall apply in the event of an amendment to this Agreement pursuant to Section 6.01.

(i) U.S. and Major Markets. In the U.S. or in any Major Market (as defined in Section 5.01(a)) country, as the case may be, the royalty under Section 5.03(a) shall be reduced to Three and One-Half Percent (3.5%) in each such country beginning with the first quarterly reporting period in which there is no Valid Claim or no pending claim under PDL Patent Rights that is treated as a Valid Claim (i.e., for purposes of this Section 5.03(c)(i), a pending claim shall be treated as a Valid Claim so long as such pending claim shall not be pending for a period longer than ten (10) years from the Effective Date) in that country that, but for the licenses granted to PROGENICS under this Agreement, would be infringed by the manufacture, use, importation or sale of that Licensed Product in such country or by the manufacture of that Licensed Product in the country of manufacture.

(ii) Rest of World. In all countries other than the U.S. and the Major Market countries (“ROW”), the royalty under Section 5.03(a) shall be reduced to Three and One-Half Percent (3.5%) in the ROW beginning with the first quarterly reporting period in which in at least four (4) of the countries the U.S. or Major Market countries (i.e., any 4 of the U.S., Japan, the United Kingdom, France, Italy or Germany) there is no Valid Claim or no pending claim under PDL Patent Rights that is treated as a Valid Claim (i.e., for purposes of this Section 5.03(c)(ii), a pending claim shall be treated as a Valid Claim so long as such pending claim shall not be pending for a period longer than ten (10) years from the Effective Date) that, but for the licenses granted to PROGENICS under this Agreement, would be infringed by the manufacture, use, importation or sale of that Licensed Product in such country or by the manufacture of that Licensed Product in the country of manufacture.

(iii) Failure to Maintain PDL Patent Rights. Notwithstanding Sections 5.03(d)(i) and (ii), the royalty under Section 5.03(a) shall be reduced to Two and One-Half Percent (2.5%) in any country beginning with the first quarterly reporting period in which PDL fails to maintain issued patents under the PDL Patent Rights such that as a result of the failure of PDL to maintain such issued patents in the country in question, there is no Valid Claim that, but for the licenses granted to PROGENICS under this Agreement would be infringed by the manufacture, use, importation or sale of that Licensed Product in such country or by the manufacture of that Licensed Product in the country of manufacture; provided that a royalty reduction hereunder shall not apply with respect to any issued patents in any country that PROGENICS elects not to maintain pursuant to Section 3.02(d).

(iv) Competition. In the event that sales in any given country by independent third parties of a human or humanized antibody directed against the Target Antigen (“Third Party Sales”) exceed Twenty-Five Percent (25%) of the aggregate gross revenues (“Reduction Threshold”) derived by or payable from or on account of the sale of Licensed Products in that country by PROGENICS, its Affiliates and sublicensees in any two consecutive quarterly reporting periods hereunder, PROGENICS shall inform PDL in writing and royalties payable to PDL under Section 5.03(a) shall be reduced to One and One-Half Percent (1 1/2%) on Net Sales of all Licensed Products sold by PROGENICS or its Affiliates or sublicensees in that country beginning with the first quarterly reporting period after the Reduction Threshold is exceeded for two consecutive quarterly reporting periods and continuing until the first quarterly reporting period after two consecutive quarterly reporting periods in which Third Party Sales no longer exceed the Reduction Threshold in that country. In addition, if in the U.S. or any country which is a Major Market (as defined in Section 5.01(a)) Third Party Sales of units of Licensed Products exceed Fifty Percent (50%) of the unit sales of Licensed Products in that country by PROGENICS, its Affiliates and sublicensees in any two consecutive quarterly reporting periods hereunder, PROGENICS shall inform PDL in writing, and PROGENICS and PDL shall negotiate in good faith on an equitable royalty reduction to an amount not less than One and One-Half Percent (1 1/2%), with the goal of improving the competitive position of Licensed Products with respect to “unit sales.” For purposes of identifying unit sales, the parties shall take into consideration, as applicable, varying therapeutic indications and dosing regimens, it being the intent of the parties that unit comparisons be made as closely as practicable on a units-per-patient basis.

5.04 Royalties to Third Parties.

(a) PROGENICS shall be solely responsible for the payment of any royalties payable to third parties arising out of the manufacture or sale of Licensed Products by PROGENICS, its Affiliates or sublicensees, including any royalties payable under the third party licenses identified on Exhibit B and Exhibit C (if the Licensed Product contains a modified Fc region prepared by PDL), which shall be in addition to the royalties specified in Section 5.03. This shall include all royalties payable to third parties pursuant to sublicenses granted by PDL to PROGENICS under this Agreement, which PROGENICS shall, if possible, pay directly to such third parties.

(b) In the event that PROGENICS has an existing sublicense from PDL hereunder and determines that it is not possible to pay royalties directly to third parties under such license agreements, including those identified in Exhibit B and Exhibit C (if the Licensed Product contains a modified Fc region prepared by PDL), PROGENICS shall promptly remit the appropriate royalty payments to PDL and PDL shall pay the third party royalties when due under the terms of PDL’s agreement with such third party licensors.

5.05 Sales Among Affiliates and Sublicensees; Single Royalty. Sales between and among PROGENICS and its Affiliates and sublicensees of Licensed Products which are subsequently resold or to be resold by such Affiliates and sublicensees shall not be subject to royalty, but in such cases royalties shall accrue upon the occurrence of and be calculated based on any subsequent sale of such Licensed Products to a non-Affiliate or non-sublicensee. In any event, no provision of this Agreement shall be construed as requiring the payment of more than a single royalty for each Net Sale of Licensed Product regardless of the number of patentable or patented claims under PDL Patent Rights or amount of PDL Technical Information incorporated into such Licensed Product. By way of illustration and without limitation, Licensed Products royalties payable to PDL of 4.5% (excluding royalties received by PDL payable to third party licensors from PROGENICS) shall represent the maximum royalty payable to PDL for licenses under the PDL Patent Rights (regardless of the subsequent issuance of additional patents to PDL that may cover Licensed Products) and shall apply only to Net Sales of that Licensed Product to the end user customer and not to any earlier transfer in the chain of distribution of that Licensed Product.

5.06 Annual Maintenance Fee. In further consideration of the licenses granted under Section 3.01, not later than ten (10) days following the second (2nd) anniversary of the Effective Date and not later than each anniversary thereafter, PROGENICS shall pay PDL a nonrefundable annual maintenance fee (“Annual Maintenance Fee”) in the amount of One Hundred and Fifty Thousand Dollars ($150,000). The Annual Maintenance Fee shall not be payable for any annual period immediately following a year in which royalties paid to PDL by PROGENICS (net of offsets, if any, other than the credit described in Section 5.03) under Section 5.03 hereof exceed One Hundred and Fifty Thousand Dollars ($150,000). By way of illustration and without limitation, if PROGENICS pays the Annual Maintenance Fee in April 2003 and the royalties paid to PDL in 2003 exceeded One Hundred and Fifty Thousand Dollars ($150,000), then no Annual Maintenance Fee for 2004 shall be payable in April 2004. Notwithstanding any other provision of this Agreement or the actual Net Sales of Licensed Products subject to reporting in any quarterly period hereunder, PROGENICS shall have the right to report and pay a minimum royalty of at least One Hundred and Fifty Thousand Dollars ($150,000) in any reporting period.

5.07 Withholding.

(a) Payments. All amounts payable under Sections 5.01 and 5.06 shall represent the actual proceeds to be received by PDL after any deductions or withholding for any taxes (other than taxes based on PDL’s income) that may be applicable to the payment of any Milestone hereunder by reason of PROGENICS having sublicensed or otherwise transferred or assigned any rights under this Agreement to which Sections 5.01 and 5.06 pertain to a person that is not a U.S. person for U.S. federal income tax purposes. PDL agrees to reasonably cooperate with PROGENICS in obtaining a refund, or otherwise mitigating the effects, of any withholding taxes covered by the foregoing sentence paid by PROGENICS with respect to any payments to PDL hereunder. In the event that PDL is successful in obtaining any refund, or otherwise mitigating the effects, of tax withholding amounts paid by PROGENICS under this Agreement, PDL agrees to promptly remit the amount of such refund or other benefit to PROGENICS.

(b) Royalty Payments. PROGENICS may withhold from royalties due to PDL amounts for payment of any withholding tax that PROGENICS has paid to any taxing authority with respect to royalties paid to PDL under this Agreement on the sale or manufacture of Licensed Products. PROGENICS agrees to reasonably cooperate with PDL in obtaining a foreign tax credit in the U.S. with respect to taxes withheld on royalties due to PDL on the sale or manufacture of Licensed Products.

5.08 Currency Conversion. All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars by wire transfer to a bank account designated by PDL. In the case of royalties on sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last fifteen (15) banking days of each calendar quarter.

5.09 Interest on Overdue Payments. PROGENICS shall be liable for interest on any overdue payments under Sections 5.01, 5.03 and 5.06 at the rate of ten percent (10%) per annum, or the highest rate allowed by law, whichever is less, commencing on the date such payments are due until paid.

5.10 Reports.

(a) Current Reports. PROGENICS agrees to make written reports and royalty payments to PDL within forty-five (45) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the date of first sale to an independent third party occurs. These reports shall show Net Sales of the Licensed Products by PROGENICS and its Affiliates for the calendar quarter with respect to which the report is delivered as well as Net Sales of the Licensed Products reported by sublicensees in that calendar quarter on a country-by-country basis, details of the quantities of Licensed Products sold in each country and the country of manufacture if different, applicable offsets, withholding taxes and the net royalty due to PDL thereon pursuant to Article 5. Concurrently with the making of each such report, PROGENICS shall make any payment due to PDL of royalties for the period covered by such report.

(b) Termination Report. If this Agreement terminates at any time after royalties on Licensed Products are payable pursuant to Section 5.01, PROGENICS also agrees to make a written report to PDL within ninety (90) days after the date on which PROGENICS, its Affiliates or sublicensees last sell Licensed Products stating in such report the same information required by quarterly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

(c) Notification of Marketing Approval. PROGENICS agrees to notify PDL in writing within sixty (60) days after the date on which PROGENICS, its Affiliates or sublicensees obtain marketing approval of a Licensed Product in any country. Such notice shall specify the country in which marketing approval was obtained and the date of such approval.

5.11 Inspection PROGENICS agrees to keep accurate and complete records for a period of at least three (3) years (or such longer period as may correspond to PROGENICS’ internal records retention policy) for each reporting period in which Net Sales occur showing the manufacturing, sales, use and other disposition of Licensed Products in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to PROGENICS, from time-to-time to the extent necessary, but not more than once a year. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal that PROGENICS underpaid PDL by seven and one-half percent (7.5%) or more, in which case the audit fees shall be paid by PROGENICS. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

6. EXCLUSIVE LICENSE RIGHT; ROYALTY BUY DOWN; MANUFACTURING

6.01 Exclusive License Right.

(a) In the event that a third party makes a bona fide request for a license from PDL under the PDL Patent Rights with respect to an antibody directed against the Target Antigen, PDL shall promptly notify PROGENICS in writing of such inquiry (but in no event shall PDL be obligated to identify the third party or the nature of the license requested). PROGENICS shall have fifteen (15) days following delivery of the written notice from PDL to notify PDL that it desires to enter into an amendment to this Agreement to obtain an exclusive license under the terms of this Section 6.01. Thereafter, the parties shall negotiate in good faith on the additional terms of such amendment as provided in Section 6.01(b). Effective upon the execution of such amendment and the payment of the appropriate non-refundable, non-creditable exclusive license fee set forth below, the license under the PDL patent rights granted pursuant to Section 3.01(c) shall become an exclusive license with respect to the Target Antigen. PROGENICS’ right to enter into an amendment to this Agreement for an exclusive license pursuant to this Section 6.01 shall terminate if PROGENICS either fails to timely notify PDL or elects not to exercise its right as provided under this Section 6.01 following written notification from PDL of a bona fide request for a license, or if the parties fail to reach agreement on additional terms as provided in Section 6.01(b). The applicable Exclusive License Fee and Exclusive License Royalty shall be determined by the time of exercise by PROGENICS of its rights hereunder as set forth in the table below.

Time of Exercise of Exclusive License Right(1)	Exclusive License Fee	Exclusive License Royalty to PDL(2)
Through date of initiation of Phase I clinical trial.	U.S. $7 million	7%
After initiation of Phase I clinical trial through date of initiation of Phase I/II or Phase II clinical trial.	U.S.$15 million	7%
After initiation of Phase I/II or Phase II clinical trial through date of initiation of Phase II/III or Phase III clinical trial.	U.S.$25 million	8%
After initiation of Phase II/III or Phase III clinical trial through date of BLA submission (or equivalent filing in countries other than the U.S. representing a Major Market).	U.S.$50 million	9%

After BLA submission through date of BLA approval (or equivalent filing in countries other than the U.S. representing a Major Market).	U.S.$75 million	10%
After BLA approval (or equivalent filing in countries other than the U.S. representing a Major Market).	U.S.$100 million	10%

(1)	Refers to the most advanced clinical development stage of the Licensed Product as specified in the protocol filed with the FDA, regardless of therapeutic indication.
(2)	Royalties shall not be subject to reduction for royalties payable to third parties.

Effective upon the execution of an amendment including the terms set forth in Section 6.01(b) and the payment of the applicable Exclusive License Fee and subject to the remaining terms and conditions of this Agreement, (a) the license to the PDL Patent Rights and PDL Technical Information granted pursuant to Section 3.01(c) shall be deemed amended to provide for an exclusive, worldwide license, including the right to grant sublicenses, to the PDL patent rights referenced therein and PDL Technical Information to develop, make, have made, import, use, sell, offer to sell or have sold humanized antibodies directed against the Target Antigen, and (b) Section 5.03(a) shall be deemed amended to provide for the royalty rate set forth in the table above corresponding to the time of exercise of PROGENICS’ right to obtain an exclusive license right hereunder. In any event, the exclusive license granted herein shall not be deemed to limit or otherwise restrict PDL from licensing the PDL Patent Rights and PDL Technical Information to develop, make, have made, import, use, sell, offer to sell or have sold any antibody or any modification, variant or fragment of an antibody, directed against any antigen other than the Target Antigen or from humanizing any antibody or any modification, variant or fragment of an antibody directed against an antigen other than the Target Antigen.

(b) In the event that PROGENICS elects to exercise its rights pursuant to Section 6.01(a), for a period of thirty (30) days from written notice of exercise from PROGENICS hereunder, the parties shall negotiate in good faith to reach an agreement on the additional terms of such exclusive license, which terms shall include control over the defense, settlement and enforcement of any PDL patent rights to be licensed exclusively hereunder and the allocation of costs and expenses incurred by the parties in defending the rights to be licensed exclusively hereunder against any third party or enforcing such patents against a third party (including the costs of preparing for possible litigation). If the parties are unable to reach agreement on such additional terms during the thirty (30)-day period, then the license hereunder shall remain nonexclusive.

6.02 Royalty Buy Down. For a period of five (5) years from the Effective Date, PROGENICS shall have the right to make a payment to PDL in order to reduce the royalty payable to PDL pursuant to Section 5.03 as follows:

Stage of Development of Licensed Product(1)	Payment Amount per Each One-Half Percent (1/2%) Royalty Reduction(2)
Prior to initiation of Phase II clinical trial	U.S.$1.75 million
After initiation of Phase II clinical trial but prior to initiation of Phase III clinical trial	U.S.$3.5 million
After initiation of Phase III clinical trial but prior to BLA submission	U.S.$5.5 million

(1)	Refers to the most advanced clinical development stage of the Licensed Product as specified in the protocol filed with the FDA, regardless of therapeutic indication.
(2)	The initial reduction must be a minimum of One Percent (1%) with any subsequent reduction in One-Half Percent (1/2%) increments. In any event, royalty amounts are subject to reduction only down to a minimum royalty rate payable to PDL of two percent (2%).

6.03 Manufacturing by PDL. Upon request by PROGENICS, PDL agrees to consider manufacturing Licensed Products for and on behalf of PROGENICS on terms to be reasonably negotiated under a separate contract. In no event shall this Section 6.03 be construed as an obligation on the part of either party. If PROGENICS desires, and if legally permissible, PDL will manage, under terms and conditions to be mutually agreed upon, a new manufacturing facility financed by PROGENICS within or contiguous to PDL’s existing manufacturing facility.

7. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.01 Representations and Warranties.

(a) Each party represents and warrants to the other that it knows of no legal reason to prevent it from entering into this Agreement.

(b) PROGENICS represents and warrants that it possesses appropriate rights to the Murine Antibodies for PDL to undertake the Program and that the performance of this Agreement by PDL will not infringe any patent, trade secret or other proprietary rights of a third party with respect to the Murine Antibodies.

(c) PDL represents and warrants that as of the Effective Date it has the rights to grant the licenses as provided under Sections 3.01(a), (b) and (c).

(d) As of the Effective Date, PDL has not been informed by any of the third party licensors listed on Exhibit B or
Exhibit C that PDL is not entitled to grant the sublicenses granted under this Agreement.

7.02 No Warranty of Validity, Non-Infringement. PDL makes no representations or warranties, express or implied (except as specifically set forth herein) with respect to any cell line (including the Sp2/0 Cell Line) or Humanized Antibody delivered to PROGENICS under this Agreement and nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity or scope of any PDL Patent Rights; or (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties.

7.03 No Other Warranties by PDL. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 7, PDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DELIVERED TO PROGENICS UNDER THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DELIVERED TO PROGENICS UNDER THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

7.04 No Other Warranties by PROGENICS. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 7, PROGENICS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES, ANTIBODIES, PROGENICS TECHNICAL INFORMATION OR OTHER MATERIALS DELIVERED TO PDL UNDER THIS AGREEMENT AND PROGENICS FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY CELL LINES, ANTIBODIES, PROGENICS TECHNICAL INFORMATION OR OTHER MATERIALS DELIVERED TO PDL UNDER THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

7.05 PROGENICS Diligence. PROGENICS acknowledges the provisions of this Article 7 and agrees that, subject to Section 7.06, it is responsible for and has conducted its own investigation and analysis of the patent or other proprietary rights of third parties and the possibility of infringements thereof, that it understands the complexity and uncertainties associated with possible claims of infringement of patent or other proprietary rights of third parties, particularly those relating to pharmaceutical products.

7.06 Indemnification. PROGENICS shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) arising out of or resulting from the development, manufacture, holding, use, testing, advertisement, sale or other disposition by PROGENICS, its Affiliates or sublicensees, or any distributor, customer or representative of PROGENICS or any one in privity therewith, of any Licensed Product or of any cell lines (or their progeny or derivatives, other biological materials, method, process, device or apparatus) or Humanized Antibody licensed or provided by PDL to PROGENICS hereunder; provided, however, that the foregoing indemnity obligation shall not apply where such claim, proceeding, loss, expense or liability is the result of the gross negligence or willful misconduct of PDL. In the event that such claim, loss, expense or liability is the result of the gross negligence or willful misconduct of PDL, PDL shall correspondingly indemnify PROGENICS and its Affiliates, sublicensees, directors, officers, agents and employees.

7.07 Immunity. During the term of this Agreement and for so long as PROGENICS is not in material breach hereof, PDL grants to PROGENICS an immunity from suit by PDL with respect to Licensed Products under the PDL Patent Rights and, if applicable, the PDL Modified Fc Patent Rights. Nothing herein shall be construed as a waiver of any rights of PDL at law or equity otherwise available as a remedy to PDL for a breach of this Agreement by PROGENICS.

8. CONFIDENTIALITY

The provisions of that certain Confidentiality Agreement entered into between PDL and PROGENICS of July 31, 1997, a copy of which is attached hereto as Exhibit D, are incorporated by reference as if set forth in their entirety herein. Information (as defined in the Confidentiality Agreement) furnished by a party to the other hereunder, directly or indirectly, including without limitation any specifications and data related to the Murine Antibody and Cell Line and PDL’s humanization technology, may be used by the party receiving such Information, except as otherwise expressly provided, only in furtherance of the performance of its obligations under this Agreement. In any event, the term of the Confidentiality Agreement shall continue through the term of this Agreement.

9. TERM AND TERMINATION

9.01 Term. Unless earlier terminated as provided in this Article 9, this Agreement shall come into force on the date first set forth above and shall continue until later of the expiration of the obligation to pay royalties to PDL or to PDL’s licensors as specified in Section 5.04, in accordance with Article 5 above. Thereafter, this Agreement shall terminate and all licenses or sublicenses granted hereunder shall become fully paid-up, irrevocable licenses.

9.02 Termination.

(a) This Agreement may be terminated on sixty (60) days prior written notice by PROGENICS; provided that if PROGENICS terminates this Agreement prior to the payment of Milestone 2 for any reason other than a breach of this Agreement by PDL, PROGENICS shall reimburse PDL within thirty (30) days of such termination for incremental costs and non-cancellable expenses incurred by PDL in conducting the Program to the date of termination by PROGENICS. If PROGENICS terminates this Agreement after the payment of Milestone 2, PROGENICS shall have no obligation to reimburse PDL for any costs or expenses incurred by PDL in conducting the Program.

(b) If either party shall at any time default in the payment of any royalty, or the making of any payment required by this Agreement, the other party may, at its option, terminate this Agreement upon ten (10) days written notice, provided that if the receiving party shall have fully cured its default within such ten (10) day period, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred. If either party shall at any time breach any material term, condition or agreement herein other than failure to pay, and shall fail to have initiated and actively pursued remedy of any such default or breach within thirty (30) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect. Such act shall not, however, prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation, and it being understood that if within thirty (30) days after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time.

9.03 No Waiver. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

9.04 Survival. Any accrued payment and any rights or obligations under Articles 5, 7 and 8 shall survive any termination of this Agreement.

10. MISCELLANEOUS

10.01 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

10.02 Validity. Should one or several provisions of the Agreement be or become invalid, then the parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement with those new provisions. In the event that such provisions cannot be determined, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without the invalid provisions.

10.03 Publicity. PDL and PROGENICS will issue a joint press release in the form attached hereto as Exhibit E concerning the parties’ entry into this Agreement, identifying the parties hereto and the therapeutic area of the Humanized Antibody hereunder, with the other contents of such release to be reviewed and approved in advance by PDL and PROGENICS, which approval shall not be unreasonably withheld. Except as required by law, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In any event, PDL shall be entitled to disclose orally (but not in writing) to potential collaborators or investors the aggregate amount of Milestones payments payable hereunder, provided that in no event shall such amounts be specified in the joint press release.

10.04 Disputes. Any claim, dispute or controversy arising out of or in connection with or relating to failure to make a payment under this Agreement shall be submitted by the parties for adjudication in Federal District Court in the State of California.

10.05 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be effective three (3) days after such delivery:

If to PDL:	Protein Design Labs, Inc. 34801 Campus Drive Fremont, California 94555 USA Attention: Chief Executive Officer Fax No.: (510) 574-1500

Copy to:	Protein Design Labs, Inc. 34801 Campus Drive Fremont, California 94555 USA Attention: General Counsel Fax No.: (510) 574-1473

If to PROGENICS:	Progenics Pharmaceuticals, Inc. 777 Old Sawmill River Road Tarrytown, NY 10591 USA Attention: Ronald Prentki, President Fax No.: (914) 789-2817

Copy to:	Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 USA Attention: Donald J. Murray, Esq. Fax No.: (212) 259-6333

10.06 Governing Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

10.07 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous Agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

10.08 Assignment. The rights of either party under this Agreement may not be assigned, and the duties of either party under this Agreement may not be delegated, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided however, that either party may assign this Agreement without prior written consent to an Affiliate of such party or to a party which acquires all or substantially all of that party’s business, whether by merger, sale of assets or otherwise.

10.09 Export. Each party acknowledges that the laws and regulations of the U.S. restrict the export and re-export of commodities and technical data of U.S. origin. Each party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate U.S. and foreign government licenses.

10.10 Headings. Any headings and captions used in this Agreement are for convenience and reference only and are not a part of this Agreement.

PROGENICS PHARMACEUTICALS, INC. • 777 OLD SAW MILL RIVER ROAD • TARRYTOWN, NY 10591

November 24, 2003

Mark McDade

Chief Executive Officer

Protein Design Labs, Inc.

34801 Campus Drive

Fremont, CA 94555

Re:	Development and License Agreement between

Protein Design Labs, Inc. and Progenics

Pharmaceuticals, Inc., dated April 30,1999

(the “Agreement”)

Dear Mark:

This letter agreement will serve to amend the above captioned Agreement. PDL and Progenics hereby agree as follows:

1.	The milestone set forth in Section 5.01(a), Milestone Row 3 of the Agreement shall be due on the first to occur of (a) March 31, 2004 or (b) thirty (30) days after issuance of the final report of the preclinical studies being performed at Progenics utilizing the huPRO 140 HG2-IgG4 antibody produced from the Sp2/0 cell line that has been delivered to Progenics by PDL (the “PRO 140 First Generation Antibody”).

2.	In the event Progenics requests that PDL deliver a second Sp2/0 cell line (the “PRO 140 Second Generation Antibody”), a separate additional milestone payment of $250,000 shall be due in accordance with Section 5.01(a), Milestone Row 3 of the Agreement.

3.	Section 5.01(a), Milestone Row 4 is amended to read in full: “The later of (i) one (1) year after the payment of the PRO 140 First Generation Milestone set forth in Section 5.01(a) 3, as amended by this Letter Agreement, or (ii) December 31, 2004.”

4.	Milestones due under Section 5.01(a), Milestone Row 5 and 5.01(a), Milestone Row 6 (i.e., a total of $600,000) shall be due and payable in the

Mark McDade

Protein Design Labs, Inc.

November 18, 2003

aggregate only once with respect to the PRO 140 First Generation Antibody or the PRO 140 Second Generation Antibody, and shall be payable upon the earlier to occur of: (a) June 30, 2005 for so long as the PRO 140 First Generation Antibody is being evaluated and developed, in which instance the milestones will be be aggregated and due simultaneously, or (b) individually in accordance with their terms as set forth in the Agreement with respect to the PRO 140 Second Generation Antibody (i.e. filing of an IND for the PRO 140 Second Generation Antibody and Initiation of a phase 1 clinical trial with the PRO 140 Second Generation Antibody, respectively).

5.	The Annual Maintenance Fee of $150,000 payable within ten (10) days of each anniversary of the Effective Date (i.e., April 30) shall be suspended until the anniversary date of the Effective Date immediately following the earlier to occur of (a) initiation of the first phase 2 clinical Trial with the first Licensed Product, or (b) December 31, 2006.

All other terms and conditions of the Agreement not specifically modified or revised by the terms of this Letter Agreement will continue in full force and effect. Any capitalized terms used herein that are not defined herein, shall have the same meaning ascribed to them in the Agreement.

If you have any questions or wish to discuss any aspect of the above, please feel free to contact either the undersigned or Philip K. Yachmetz, our Vice President & General Counsel (914.789.2809). If there are no questions or need for discussion, please signify your agreement and assent to the above revisions by executing two (2) copies of this Letter Agreement, returning one (1) copy to Mr. Yachmetz for our records. We look forward to the continuation of our mutually beneficial relationship.

Very truly yours, PROGENICS PHARMACEUTICALS, INC.

/s/ Paul J. Maddon, M.D., Ph.D.
Paul J. Maddon, M.D., Ph.D. Chairman & Chief Executive Officer

Agreed and Accepted PROTEIN DESIGN LABS, INC.

By:	/s/ Mark McDade
Mark McDade Chief Executive Officer

cc:	Philip K. Yachmetz, Esq.